UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 6, 2012

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Georgia	333-62216	74-3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite1500, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On January 6, 2012, Health Discovery Corporation (“HDC”), and  NeoGenomics Laboratories, Inc. (“NeoGenomics Laboratories”), a wholly-owned subsidiary of NeoGenomics, Inc. (“NeoGenomics”), entered into a Master License Agreement (the “License Agreement”).  Pursuant to the terms of the License Agreement, HDC granted to NeoGenomics Laboratories and its affiliates an exclusive worldwide license to HDC’s “Licensed Patents” and “Licensed Know-How” (as defined in the License Agreement) to, among other things, use, develop, make, have made, sell, offer to sell, modify, and commercially exploit  “Licensed Uses” (as defined in the License Agreement”) and “Licensed Products” (as defined in the License Agreement), in the fields of laboratory testing, molecular diagnostics, clinical pathology, anatomic pathology and digital image analysis (excluding non-pathology-related radiologic and photographic image analysis) relating to the development, marketing production or sale of any “Laboratory Developed Tests” or LDTs (as defined in the “License Agreement”) or other products used for diagnosing, ruling out, predicting a response to treatment, and/or monitoring treatment of any or all hematopoietic and solid tumor cancers excluding cancers affecting the retina and breast cancer (collectively with certain other qualifications as defined in the License Agreement, the “Field” or “Field of Use”).

HDC’s pre-existing licenses, including with Quest Diagnostics Incorporated and Smart Personalized Medicine, LLC relating to breast cancer, and commitments regarding the Letter of Intent to form a joint venture, Retinalyze, LLC relating to cancer of the retina, remain in effect. Moreover, HDC retains all rights to in-vitro diagnostic (IVD) test kit development.

Upon execution of the License Agreement, NeoGenomics Laboratories paid HDC $1,000,000 in cash and  NeoGenomics issued to HDC 1,360,000 shares of NeoGenomic’s common stock, par value $0.001 per share, which had a market value of $1,945,000 using the closing price of $1.43 per share for NeoGenomic’s common stock on the OTC Bulletin Board on January 6, 2012.  In addition, the License Agreement provides for milestone payments to HDC, in cash or stock, based on sublicensing revenue and revenue generated from products and services developed as a result of the License Agreement.  Milestone payments would be in increments of $500,000 for every $2,000,000 in GAAP revenue recognized by NeoGenomics Laboratories up to a total of $5,000,000 in potential milestone payments.  After $20,000,000 in cumulative GAAP revenue has been recognized by NeoGenomics Laboratories, HDC will receive a royalty of (i) 6.5% (subject to adjustment under certain circumstances) on Net Revenue (as defined in the License Agreement) generated from all Licensed Uses except for the Cytogenetics Interpretation System and the Flow Cytometry Interpretation System and (ii) a royalty of 50% of Net Revenue (after the recoupment of certain development and commercialization costs) that NeoGenomics Laboratories derives from any sublicensing arrangements it may put in place for the Cytogenetics Interpretation System and the Flow Cytometry Interpretation System.

NeoGenomics Laboratories has agreed to use its best efforts to commercialize certain products within one year of the date of the License Agreement, subject to two one-year extensions per product if needed, including (and as defined in the License Agreement), a “Plasma Prostate Cancer Test”, a “Pancreatic Cancer Test”, a “Colon Cancer Test”, a “Cytogenetics Interpretation System”, and a “Flow Cytometry Interpretation System” (collectively, the “Initial Licensed Products”).

If NeoGenomics Laboratories has not generated $5.0 million of net revenue from products, services and sublicensing arrangements pursuant to the License Agreement within five years of the effective date of the License Agreement, HDC may, at its option, revoke the exclusivity with respect to any one or more of the Initial Licensed Products, subject to certain conditions.

Unless sooner terminated pursuant to its terms, the License Agreement will remain in effect until the expiration of the last of the patents licensed under the License Agreement and the license for certain products related to a specific patent will extend for an additional one year after the expiration of such patent.

The effectiveness of the License Agreement is contingent upon the execution of an employment or other agreement between NeoGenomics Laboratories and Maher Albitar, M.D. and consulting agreements between NeoGenomics Laboratories and each of Dr. Stephen Barnhill, Dr. Herbert Fritsche, Dr. Isabelle Guyon, and Dr. Hong Zhang.

A copy of the press release announcing the execution of the License Agreement is attached hereto as Exhibit 99.1 and the License Agreement is attached hereto as Exhibit 10.27.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to such document, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

10.27	Master License Agreement, dated January 6, 2012, between Health Discovery Corporation and NeoGenomics Laboratories, Inc.
99.1	Press Release of Health Discovery Corporation dated January 9, 2012 relating to the License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: January 12, 2012	By:	/s/ Stephen D. Barnhill, M.D.
Chairman and CEO

Exhibit Index

Exhibit No.	Description

10.27	Master License Agreement, dated January 6, 2012, between Health Discovery Corporation and NeoGenomics Laboratories, Inc.
99.1	Press Release of Health Discovery Corporation dated January 9, 2012 relating to the License Agreement.